For period ending November 30, 2006

File number 811-8765

Exhibit 77O.1

			FORM 10f-3
	Registered Domestic Securities and Government Securities


Fund:	 Managed High Yield Plus Fund Inc.

Name of Adviser or Sub-Adviser:
		UBS Global Asset Management (Americas) Inc.


1. Issuer:   CMP Susquehanna Corp.

2. Date of Purchase:  5/1/2006

3. Date offering commenced:  5/1/2006

4. Underwriter(s) from whom purchased:  Merril Lynch,Pierce, Fenner

5. Affiliated Underwriter managing or participating in syndicate:
   UBS Investment Bank

6. Aggregate principal amount or number of shares
   purchased:  $1,275,000.00

7. Aggregate principal amount or total number of shares of
   offering:  $275,000,000

8. Purchase price per unit or share (net of fees and expenses):
   $100

9. Initial public offering price per unit or share:  $100

10. Commission, spread or profit:  2.50	%	$__________

11. Have the following conditions been satisfied?
YES
NO

  a. The securities are part of an issue registered under the Securities Act of 1933 that is being offered to the public, or is part of an issue of government securities (as defined
     in section 2(a)(16) of the 1940 Act).	 __X____ ____

  b. The securities were purchased prior to the end of the first day on which any sales are made (of, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).
     ___X__ ______

  c. The securities were purchased at a price not more than the price paid by each purchaser in the offering. ___X____ ____

  d. The underwriting was a firm commitment underwriting.___X_ ___

  e. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting
     similar securities during the same period.	___X___	_______

  f. The issuer of the securities and any predecessor has been in continuous operation for not less than three years.
     ___X__ _____

  g. The amount of such securities purchased by the Fund and all other accounts over which the Adviser (or Sub-Adviser, if applicable) exercises investment discretion did not exceed 25% of the principal amount of the offering.
     ___X___ ___

  h. No Affiliated Underwriter was a direct or indirect
     participant in or beneficiary of the sale.	__X___	____

Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above. In particular, Affiliated Underwriter is defined as affiliates of the Adviser or Sub-Adviser participating in a selling syndicate, as applicable.


Approved:  /s/Marianne Rossi		Date:	7/11/06___